                                                                     EXHIBIT 4.4
                                                                     -----------

March 20, 2000

Via Facsimile to 0 63 32-97 20-20
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Herr Fritz Winkler
Winair Winkler & Feyock Gmbh & Co. KG
Flugplatz, Gebaude 324
D-66482 Zweibrucken, Germany

     Re:  Acquisition of Piaggio Avanti P180

Dear Herr Winkler:

This letter evidences the interest of Pinnacle Oil Inc., a Nevada corporation and a wholly-owned subsidiary of Pinnacle Oil International, Inc. ("Pinnacle") to purchase a 1992 P180 Piaggio Avanti aircraft, Serial Number 1017, as more particularly described in paragraph 1(a) of this letter (the "Aircraft"), together with all documentation and technical publications and records relating to the Aircraft as more particularly described in paragraph 1(b) of this letter
(the "Records"), from Winair Winkler & Feyock Gmbh & Co. KG ("Seller").   When
executed by you, this Agreement (the "Agreement") is intended as a binding agreement for the sale of the Aircraft by Seller and the purchase of the Aircraft by Pinnacle (the "Acquisition"). The following are the material terms and conditions relating to the Acquisition:

1.   Description of Aircraft and Records.   For purposes of this Agreement, the
     -----------------------------------
     terms Aircraft and Records shall be deemed to include the following:

     (a)  Aircraft.   The Aircraft shall consist of the aircraft body configured
          --------
          in accordance with the floorplan and specifications described in Appendix A to this Agreement, together with all engines, equipment, avionics and accessories described in Appendix A to this Agreement.

     (b)  Records.   The Records shall include all logbooks, flight logs,
          -------
          technical records, maintenance manual and other technical records relating to the Aircraft, including those described in Appendix B to this Agreement.

2.   Purchase Price.   The total purchase price for the purchase of the Aircraft
     --------------
     (the "Purchase Price") is U.S. $2,790,000 (two million seven hundred ninety thousand U.S. dollars).

3.   Deposit; Escrow.
     ---------------

     (a)  Escrow.   The parties agree that the consummation of the transaction
          ------
          contemplated by this Agreement shall be facilitated through an escrow account with Dixie Aire Title Service, Inc., Oklahoma City, USA (the "Escrow Agent"). Following execution of this Agreement, the parties shall each execute such standard escrow instructions as provided by the Escrow Agent.
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Via Facsimile to 0 63 32-97 20-20
---------------------------------

Herr Fritz Winkler
c/o Winair Winkler & Feyock Gmbh & Co. KG
March 20, 2000
Page 2

     (b)  Initial Deposit Into Escrow.   Pinnacle agrees to wire transfer the
          ---------------------------
          sum of $30,000 (thirty thousand U.S. dollars) to the Escrow Agent serve as a refundable deposit to be applied against the Purchase Price (the "Deposit"). If the Deposit is not paid by March 23, 2000, 5:00 p.m. Canadian m.s.t., then Seller may terminate this Agreement without further obligation. If the Deposit is made by Pinnacle, then it shall be remitted to either Pinnacle or Seller under the following conditions:

          (i) If the closing of the Acquisition is consummated pursuant to the terms of this Agreement, the Deposit shall be paid to Seller and applied to the payment of the Purchase Price.

          (ii) Subject to paragraph (iv), if the Agreement is terminated due to Pinnacle's inability to timely procure financing pursuant to paragraph 4 of this letter, then the Deposit shall be remitted to Seller as liquidated damages for the termination of this Agreement.

          (iii) Subject to paragraph (iv), if the Agreement is terminated due to Pinnacle's wrongful failure or inability to consummate the Acquisition pursuant to the terms of this Agreement, then the Deposit shall be remitted to Seller as liquidated damages for the termination of this Agreement.

          (iv) If the Agreement is terminated for any other reason, including the Principals refusal to ratify this Agreement or deliver title to the Aircraft to Seller or Seller's wrongful failure or inability to perform its covenants or otherwise consummate the Acquisition, then the Deposit shall be immediately returned to Pinnacle upon its unilateral instructions, and no party hereto shall have any further obligations under this Agreement except as otherwise contained herein.

     (c)  Balance Of Purchase Price.   Pinnacle agrees to remit the remaining
          -------------------------
          balance of the Purchase Price, including additional costs to be borne by Pinnacle and paid by the Escrow Agent under this Agreement, to the Escrow Agent by no later than one (1) day before the Closing, unless this Agreement has been previously terminated.

4.   Financing Contingency.   Pinnacle shall use its best efforts to procure a
     ---------------------
     commitment for financing the Purchase Price on terms acceptable to it by April 14, 2000. If Pinnacle is unable to procure financing notwithstanding its best efforts by the Closing, then Pinnacle will state its intentions to continue efforts to procure financing or may terminate this transaction, in which case the Deposit shall be remitted to Seller pursuant to paragraph 3(b)(ii), and no party hereto shall have any further obligations under this Agreement except as otherwise contained herein.
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Via Facsimile to 0 63 32-97 20-20
---------------------------------

Herr Fritz Winkler
c/o Winair Winkler & Feyock Gmbh & Co. KG
March 20, 2000
Page 3

5.   Closing.   The closing of the Acquisition (the "Closing') shall be April
     -------
     21, 2000, or such earlier date as shall be mutually agreed to by the parties, at which time (i) the Escrow Agent shall remit the Purchase Price to Seller, (ii) Seller will tender possession of the Aircraft to Pinnacle at Zweibrucken Airport, including keys and all Records, and Seller shall transfer title to the Aircraft to Pinnacle for re-registry with the United States Federal Aviation Administration ("FAA"). Pinnacle shall have the right, at a reasonable time in advance of the Closing, without cost, to conduct a final inspection flight of not more than one hour's duration, with a flight crew designated by Seller, to confirm the proper functioning of the Aircraft and its engines, and any items identified as not properly function shall be corrected by Seller in accordance with a pre-purchase check list either prior to the Closing or, if elected by Pinnacle, after the Closing subject to the reservation of an appropriate retention by the Escrow Agent for the cost of such repairs.

6.   Covenants and Costs.
     -------------------

     (a) Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement.

     (b) Seller shall, at its sole cost, perform all maintenance items described in Appendix C to this Agreement prior to the Closing by no later than April 13, 2000.

     (c) Seller shall take all actions and shall pay all costs necessary to obtain good title to the transfer of the Aircraft (including its engines and other equipment and avionics), including taking all actions and paying all costs to satisfy and to obtain releases of all liens, charges, claims, options, encumbrances, security agreements or interests or other liabilities, restrictions or covenants affecting title thereto prior to the Closing.

     (d) Seller shall also take all actions and shall pay all costs necessary to de-register the Aircraft in Germany prior to or contemporaneously with the Closing.

     (e) Seller shall also take all actions and shall pay all costs necessary to obtain a Export Certificate of Airworthiness necessary for the import of the Aircraft into the United States and to qualify for a Certificate of Airworthiness with the FAA, including taking all actions and paying all costs to (i) validate the compliance of the engines with Pratt and Whitney Type Approval Certificate No. E-21 and to validate the compliance of the equipment and avionics with USA Type Approval Certificate No. A-170 Issue 2, and (ii) to remove the current "D" number identification from the aircraft and replacing it with a new "N" number reserved by Pinnacle.

     (f)  With the exception of the matters described in subparagraphs (b) and
          (d) above, Pinnacle shall pay all costs to register title to the Aircraft in the United States, including costs for a title search, title insurance, filing documents with the FAA (excluding lien releases), procuring a Certificate of Registration from the FAA,
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Via Facsimile to 0 63 32-97 20-20
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Herr Fritz Winkler
c/o Winair Winkler & Feyock Gmbh & Co. KG
March 20, 2000
Page 4

          obtaining certified copies of documents, and satisfying any conditions imposed by any prospective lender.

     (g) Seller shall pay all German export, sales, income, excise or other transactional taxes, fees or duties imposed in connection with the Acquisition or the export of the Aircraft from Germany shall be paid by Seller, while all United States import, use, sales, excise or other transactional taxes, fees or duties imposed in connection with the Acquisition or the import of the Aircraft into the United States shall be paid by Pinnacle.

     (h)  Pinnacle shall pay all escrow fees incurred by the Escrow Agent.

7.   "As Is" Condition.   Except for (i) the delivery of the Aircraft to
     -----------------
     Pinnacle at the Closing free of all maintenance discrepancies and with all A/D's and Mandatory SB's up-to-date; (ii) any repairs or maintenance or other matters relating to the condition of the Aircraft which Seller has agreed to perform or remedy as a condition of this Agreement, and (iii) any material adverse matters relating to the physical condition or operation of the Aircraft not recorded in the flight logs for the Aircraft which Seller or its agents had actual knowledge and failed to disclose to Pinnacle,
                       ------
     Pinnacle will take possession of the Aircraft at the location of the Closing in "As Is" condition and shall be responsible for all further repairs and maintenance.

8.   Representations and Warranties by Seller to Pinnacle.   Seller represents
     ----------------------------------------------------
     and warrants to Pinnacle that:

     (a) Seller is currently the authorized selling agent of T. & I. Lemp (collectively, the "Principal"), who is the current owner of the Aircraft, and that the Principal is legally bound to sell the Aircraft to Seller for sale to Pinnacle in accordance with the terms of this Agreement, although registered title will be conveyed by the Principal to Seller for purposes of effectuating the transactions contemplated by this Agreement.

     (b) Title to the Aircraft shall be conveyed to Pinnacle free and clear of all charges, claims, options, encumbrances, security agreements or interests or other liabilities, restrictions or covenants affecting title; and

     (c) Seller has no actual knowledge of any material adverse matter relating to the physical condition or operation of the Aircraft other than any such adverse matter recorded in the flight logs of the Aircraft and other support documents, manuals and maintenance releases provided to Pinnacle as part of the Records.

9.   Representations and Warranties by Pinnacle to Seller.   Pinnacle represents
     ----------------------------------------------------
     and warrants to Seller that it has already made application to several reputable lenders to finance the
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Via Facsimile to 0 63 32-97 20-20
---------------------------------

Herr Fritz Winkler
c/o Winair Winkler & Feyock Gmbh & Co. KG
March 20, 2000
Page 5

     transactions contemplated by this Agreement, and it has no reason to believe that a loan commitment on terms satisfactory to Pinnacle will not be timely extended.

10.  Representations and Warranties by Parties to Each Other.   Each of Seller
     -------------------------------------------------------
     and Pinnacle represent and warrant to the other that:

     (a) Such party, if an entity, is duly organized, validly existing and in good standing under the laws of its state, territory or province of incorporation or organization, and has all requisite corporate or other power and authority to enter into this Agreement;

     (b) The execution and delivery of this Agreement by such party, and the performance by such party of the transactions herein contemplated, have, if such party is an entity, been duly authorized by its governing organizational documents, and are not prohibited by its governing organization documents, and no further corporate or other action on the part of such party is necessary to authorize this Agreement, or the performance of such transactions;

     (c) This Agreement has been duly executed and delivered by such party and, assuming due authorization, execution and delivery by all of the other parties hereto, is valid and binding upon such party in accordance with its terms;

     (d) Such party has the full right, power and authority to consummate the transactions contemplated by this Agreement in accordance with its terms without obtaining the consent or approval of any other person or governmental authority or agency; and

     (e) Such party shall perform, execute and/or deliver or cause to be performed, executed and/or delivered any and all further acts, deeds and assurances as may, from time to time, be reasonably required to consummate the transactions contemplated in this Agreement.

11.  Conditions to Pinnacle's Performance.   Satisfaction of the following by
     ------------------------------------
     Seller shall be a condition precedent to Pinnacle's obligation to fully perform hereunder:

     (a) The accuracy of Seller's representations and warranties at the time of at the Closing;

     (b) The obtaining of the consent or approval, where required, of all government agencies and administrative bodies and third parties; and

     (c) That there shall not be in existence any proceeding or action or threat of such proceeding or action seeking to restrain or enjoin the transaction.
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Via Facsimile to 0 63 32-97 20-20
---------------------------------

Herr Fritz Winkler
c/o Winair Winkler & Feyock Gmbh & Co. KG
March 20, 2000
Page 6

12.  Damage or Destruction.   If the Aircraft is destroyed or materially damaged
     ---------------------
     prior to the Closing, Pinnacle may elect to terminate this Agreement, in which case all sums tendered by Pinnacle to the Escrow Agent shall be returned to it; provided, however, in the event the prospective cost of repair (labor and parts) is less than the sum of $50,000 (fifty thousand U.S. dollars), and the repairs can be effectuated within thirty (30) business days, then Seller shall have the right to effectuate such repairs and the Acquisition shall close as soon as possible upon completion of the repairs subject to the satisfaction of Pinnacle and its lender as to the adequacy of the repairs.

13.  Brokers' Fees.   Neither Pinnacle (including its respective agents or
     -------------
     affiliates) or Seller (including its respective agents or affiliates) has incurred any liability or obligation to pay any fees or commissions, including to any broker, finder or any other third-party hired or contracted by such party in connection with or arising out of the transactions contemplated by this Agreement, for which any other party could become liable or obligated.

14.  Indemnification.   Seller shall indemnify, defend and hold Pinnacle
     ---------------
     harmless from any and all claims, losses, costs, expenses, damages, injuries, recoveries, deficiencies and liabilities, including interest, penalties and reasonable attorneys' fees, arising from or on account of (i) any breach of Seller's covenants, (ii) in connection the ownership, control and operation of the Aircraft before the Closing by Seller or the Principal, and (iii) any claims by the Principal relative to Seller's authority or actions in selling the Aircraft to Pinnacle pursuant to this Agreement. Pinnacle shall indemnify, defend and hold Seller and the Principal harmless from any and all such claims, losses, costs, expenses, damages injuries, recoveries, deficiencies and liabilities, including interest, penalties and reasonable attorneys' fees, arising from or in connection with Pinnacle's ownership, control and operation of the Aircraft after the Closing.

15.  No Other Negotiations.   Until such time as this Agreement no longer
     ---------------------
     remains in effect, Seller agrees that it will not, and it further agrees that it shall use its best efforts to ensure that none of its affiliates, nor anyone acting on their behalf, will, solicit from or negotiate with any other person or entity to purchase the Aircraft.

16.  Attorneys' Fees.   In the event of any litigation between the parties due
     ---------------
     to breach of this Agreement, the unsuccessful party agrees to pay the successful party all costs and expenses of litigation incurred by the successful party including, but not limited to, reasonable attorneys' fees for all legal counsel, depositions, witness fees and other expenses incurred in connection with such litigation, and if the successful party shall recover judgment in any action proceeding, the costs, expenses and attorneys' fees shall be included as part of the judgment.

17.  Time of the Essence.   It is expressly understood that time of performance
     -------------------
     is of the essence to this Agreement.
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Herr Fritz Winkler
c/o Winair Winkler & Feyock Gmbh & Co. KG
March 20, 2000
Page 7

18.  Binding Effect.   This Agreement shall bind and inure to the benefit of the
     --------------
     parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

19.  Counterparts; Facsimile Signatures.   This Agreement may be executed in
     ----------------------------------
     several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one agreement, binding on all parties hereto. If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

20.  Severability.   If all or any portion of any of the provisions of this
     ------------
     Agreement shall be invalid, illegal or unenforceable by laws applicable thereto, then the performance of said offending provision or provisions shall be excused by the parties hereto and such invalidity, illegibility, or unenforceability shall not affect any other provision of this Agreement.

21.  No Modifications Except in Writing.   No modification hereof shall be
     ----------------------------------
     binding unless set forth in writing and signed by the party or parties to be bound by the modification.

22.  Governing Law.   This Agreement shall be governed by and construed in
     -------------
     accordance with the laws of the Federal Republic of Germany.

23.  Interpretation.   This Agreement is an agreement between financially
     --------------
     sophisticated and knowledgeable parties and is entered into by the parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party who prepared (or caused the preparation of) this instrument or the relative bargaining power of the parties.

24.  Further Assurances.   In addition to the acts and deeds recited herein and
     ------------------
     contemplated to be performed, executed and/or delivered by either Pinnacle or Seller, such party shall perform, execute and/or deliver or cause to be performed, executed and/or delivered at the Closing, or if necessary, after the Closing, any and all further acts, deeds and assurances as may, from time to time, be reasonably required to consummate the transactions contemplated in this Agreement.

If the terms and conditions of this Agreement are satisfactory, then indicate your approval by executing and dating this letter below and delivering it to the undersigned by 5:00 p.m., Canadian m.s.t., on March 21, 2000. In the event the terms and conditions described above are not satisfactory, or you have any question or comments, then please refrain from signing this letter and call me at your earliest convenience. Please note that this Agreement will terminate if the undersigned does not receive delivery of (or a facsimile of) this Agreement executed draft by the above-mentioned date.
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Via Facsimile to 0 63 32-97 20-20
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Herr Fritz Winkler
c/o Winair Winkler & Feyock Gmbh & Co. KG
March 20, 2000
Page 8

If you are in agreement with the foregoing, please execute and return to us one copy of this Agreement.

Very truly yours,


/s/ Daniel C. Topolinsky
-------------------------------
Daniel C. Topolinsky, President


By signature below in the space provided, the undersigned hereby evidence their agreement with the terms of this Agreement as they pertain to them, and their intention to be legally bound hereby.

Seller :

Winair Winkler & Feyock Gmbh & Co. KG

By:    /s/ Fritz P. Winkler
   ----------------------------------
Title: Managing Director
      -------------------------------
Date:  March 20, 2000
     --------------------------------

                                  APPENDIX A

                            Description of Aircraft
                            -----------------------

AIRFRAME & EQUIPMENT

Make:..............   Piaggio

Model:.............   P180 Avanti

Serial Number:.....   #1017

Year:..............   1992

First Certificate
of Airworthiness:..   1992

Total Time:........   1600 hrs

Annual:............   2000

Paint:.............   White, Turquoise/Beige

Interior:..........   Taupe Leather, Teal Carpet (Option 1 Arrangement), Wood
                      Veneer, Stereo System, Cabin Display

Options:...........   Freon Air Conditioning Propeller Synchrophaser Cockpit
                      Handles and Curtain Single Point Refueling New style
                      Windscreens Cabin Display Standby Gyro

Autopilot:.........   Collins APS 65 System
                      EFIS 85 B 3-Tube

Avionics:..........   Collins Proline II Package
                      UNS 1 M FMS/GPS
                      Meets ICAO Annex 10 and B-RNAV
                      COMM'S 8,33 KHz spacing

Misc:..............   350 hrs. SHSI, Prop OH 7/97

ENGINES

Make:..............   Pratt and Whitney

Model..............   Two (2) PT 6A-66

Horsepower:........   2 X 850 shp

Serial Numbers:....   Left Engine:        PC-E 104044
                      Right Engine:       PC-E 104047

Engine Time:.......   1600 hrs

                                  APPENDIX B

               Documentation and Technical Publications/Records
               ------------------------------------------------



             (Include both USA and German documents as applicable)



1.)   Certificate of Conformity

2.)   Standard Democratic Republic of Germany Certificate of Airworthiness

3.)   Aircraft Log with Discrepancies Records

4.)   Pilot's Operating Handbook with Deviation Compass Card

5.)   Maintenance Manual

6.)   Parts Catalogue

7.)   Wiring Manual

8.)   Engine Log (RH)

9.)   Export Certificate

10.)  Engine Log (LH)

11.)  Export Certificate

12.)  Propeller Log (RH)

13.)  Export Certificate

14.)  Hartzell Assembly Report

15.)  PIAGGIO Assembly Report

16.)  Propeller Log (LH)

17.)  Export Certificate

18.)  Hartzell Assembly Report

19.)  PIAGGIO Assembly Report

20.)  Serialized Components List

21.)  Warranty Certificate Application Forms for:

        Avionics (COLLINS);

        Propellers (HARTZELL);

        Engines and miscellaneous

22.)  List of Service Bulletins and Service Letters issued

23.)  List of the warranties remaining lives from Avionics manufacturers

                                  APPENDIX C

                             Required Maintenance
                             --------------------

1.)    Phase A                              (Due 71 Hrs)

2.)    Phase B                              (Due 118 Hrs)

3.)    1 Year Inspection                    (Due 8 Months)

4.)    3 Year Inspection                    (Due 3 Months)

5.)    450 Flt. Hr. Inspection              (Due 225 Hours)

6.)    Cabin Blower Electro Mech. O/H       (Due 426 Hours)

7.)    Horizontal Tail Trim Actuator        (Due 426 Hours)

8.)    Refrigeration Pack Oil Change        (Due 100 Hours)

9.)    ELT Battery Replacement              (Due 2 Months)

10.)   Replace fuel Filter Cartridge        (Due 150 Hours)

11.)   Engine Oil Filter Replacement

       Ser # 104044                         (Due 138 Hours)

       Ser # 104047                         (Due 138 Hours)

12.)   P3 Filter Replacement

       Ser # 104044                         (Due 239 Hours)

       Ser # 104047                         (Due 239 Hours)

13.)   Fuel Nozzles - Clean/Inspect

       Ser # 104044                         (Due 250 Hours)

       Ser # 104047                         (Due 250 Hours)

14.)   Lube Inboard Flap Jackscrew          (Due 100 Hours)

15)    Six months specials

16)    Oxygen 3-position valve              (Due July 2000)

17)    Oxygen bottle hydro-static test      (Due June 2000)